Exhibit 10.2

MEMORANDUM OF UNDERSTANDING

Subject: Share Distribution to former Netupdate Investors re: the Earnout Provisions in the Asset Purchase Agreement (“APA”) Wherein Most Home Corp. (“Buyer”) Purchased the Operating Assets and Business of Netupdate, Inc.(“Seller”).

Pursuant to the APA, Section 2.3(b), the Seller, and/or its assigns, were entitled to receive additional shares of Buyer’s stock based on an earnout provision. Section 2.3(b) set forth various ways in which the Seller would receive additional shares.

1.

Seller would receive 33% in value of the Platform Revenue Gross Margin (“GM”) generated by Most Home Corp. from the sale of Seller’s products and services. The number of shares to be paid to Seller was to be computed by multiplying the GM by the percentage of earnout value and dividing the result by the weighted average closing price for the 20 days immediately preceding the end date of each earnout period. The first earnout period began on the effective date, February 1, 2008 and ended on July 31, 2008. The second earnout period was for Buyer’s fiscal year ended July 31, 2009 and the final earnout period was for Buyer’s fiscal year ended July 31, 2010. For the first earnout period ending July 31, 2008, Buyer and seller have agreed that the shares to be paid to Seller are 466,353, pursuant to the computation provided by Buyer to Seller via email on December 19, 2008, schedule attached as Exhibit A to this Memorandum.

2.

In addition to the GM basis for earnout shares, Section 2.3 (b) also stated that in the case that Buyer sold the business operating assets and business acquired from Seller prior to July 31, 2009, Buyer would pay additional shares to Seller in an amount equal to 25% of the sale price Buyer received divided by the volume weighted average closing price of Buyer’s shares based on the 20 trading days immediately prior to the closing date. On March 5, 2009, Buyer sold the business operating assets acquired from Netupdate for $600,000 in cash plus assumption of certain liabilities, primarily deferred revenue in the amount of $225,253.

3.

Prior to the sale of Seller’s assets Buyer generated $422,870 in GM. Seller is therefore entitled to receive additional shares for this second earnout period in the amount of 33% times the GM, $139,547, divided by the volume weighted average closing price for the 20 trading days immediately prior to July 31, 2009.

Agreement and Understanding:

The following is hereby agreed to by Seller and Buyer as of June 24, 2009 regarding the disposition of all Buyers liabilities under Section 2.3(b) of the Agreement:

1.	466,353 shares shall be issued pursuant to Seller’s instructions for the earnout period ending July 31, 2008;

2.

Section 2.3(b) does not define the term sales price for purposes of determining what number of shares Seller shall receive based on the sale by Buyer of Seller’s assets subsequent to the transaction set forth in the Agreement. Therefore Buyer and Seller have agreed that the sale price for such purposes is $700,000. Buyer and Seller have further agreed that the Volume Weighted Average Share price to be used for purposes of the share computation is $0.020621 and that therefore the number of shares to be distributed with respect to the shares owed to Seller with regard to Section 2.3(b) of the Agreement regarding a sale of Seller’s assets by Buyer is 8,846,494.

3.

In order to reach a complete settlement with regard to all shares to be issued Seller pursuant to Section 2.3(b) of the Agreement, Buyer and Seller have agreed to move up the measurement date to June 24, 2009 and further to modify the VWAp formula to include only shares traded during the month of June up to and including June 23, 2009 and further to remove the high trade ($.15) and the low trade ($.05). The resultant modified VWAP is $.1014 and the number of shares to be issued to Seller shall be 1,376,203 for the GM earnout period beginning August 1, 2008 and ending July 31, 2009 ($139,547 divide by $0.1014 = 1,376.203).

4.

Seller’s representative will provide a list of Netupdate Investors entitled to receive shares and Buyer will issue share certificates in the name of those persons. Seller will return the original share certificate number 800-3 in the amount of 1,845,046 to Buyer or its transfer agent to have that number of shares reissued to Netupdate investors pursuant to the direction of Seller’s representative.

5.	In Summary the earnout shares to be distributed are:

a. Earnout period ending July 31, 2008	466,353
b. Earnout period ending July 31, 2009	1,376,203
c. Earnout for sale of company	8,846,494

Sub-total of Earnout Shares	10,689,050

6.	Upon distribution of all of the shares as set forth above, Buyer shall have no further liability under Section 2.3(b) of the Agreement.

SIGNATURE PAGE TO MEMORANDUM OF UNDERSTANDING

For Netupdate, Inc.	For Most Home Corp.
By:	By:

Name	Name

Title	Title

Exhibit A

Earnout Share Calculation for Earnout Period February 1, 2008 through July 31, 2009

Earnout period ending July 31, 2008:

Seller earns 33% in value of the Platform Revenue Gross Margin (“GM”) generated by the Corporation divided by the weighted average closing price for the 20 days immediately preceding the end date of the Earnout period:

Total Platform Revenue Gross Margin	$296,965

Multiplied by	33%

33% of Total Platform Revenue Gross Margin	$97,998

Divided by 20-day volume weighted average price	$0.2101

Total Earnout Shares for the period ending July 31, 2008	466,437

Earnout period ending July 31, 2009:

Seller earns 33% in value of the Platform Revenue Gross Margin (“GM”) generated by the Corporation divided by the weighted average closing price for the 20 days immediately preceding the end date of the Earnout period:

Total Platform Revenue Gross Margin	$422,870

Multiplied by	33%

33% of Total Platform Revenue Gross Margin	$139,547

Divided by 20-day weighted average price[1]	$0.1014

Total Earnout Shares for the period ending July 31, 2009	1,376,204

1 A measurement date of June 24, 2009 is agreed to for the purpose of this computation.

Earnout for sale of the company:

Sale price of Netupdate to Mortgagebot LLC on March 5, 2009	$700,000 [2]

Multiplied by 25%	25%

25% of the sale price of Netupdate	$175,000

Divided by 20-day weighted average price preceding sale	$0.020621

Total Earnout Shares for the sale of Netupdate	8,486,494

[2] Agreed sale price for computation of Earnout.

Sub-total of Earnout Shares	10,329,135

In computing Earnout Shares, no rounding is considered before the total Earnout calculation.